PRESS RELEASE

Contacts:

Judith Pryor

Worldspace, Inc.

+1 301 960 1242

jpryor@worldspace.com

For Immediate Release

WORLDSPACE® RECEIVES APPROVAL FOR

SATELLITE RADIO SERVICE IN GERMANY

Company Adds German License to Existing Italian and Swiss Licenses; Additional Countries Expected Before Year-End

SILVER SPRING, Md. USA, April 09, 2008—WORLDSPACE® Satellite Radio (NASDAQ: WRSP) one of the world leaders in satellite based digital radio service, today announced its wholly owned subsidiary, WORLDSPACE Europe, received approval from Germany’s Federal Network Agency, the Bundesnetzagentur, to use 12.5 MHz of spectrum in the L-band (1479.5—1492 MHz) on a nation-wide basis for the operation of a terrestrial repeater network in Germany. The repeaters will work in conjunction with WORLDSPACE’s existing satellite network to provide German consumers with a subscription-based satellite radio service in automobiles.

This authorization from the Bundesnetzagentur, makes Germany the third European nation to enable satellite radio in automobiles. WORLDSPACE expects to secure licenses in additional countries before the end of the year. The Company continues to build solid momentum toward a pan-European mobile satellite radio service and has a plan to deliver its service to Germany, Italy and Switzerland with its existing in-orbit satellite network.

Germany has the largest automobile market in Western Europe, with an average of 3.4 million cars sold ever year over the past 16 years. Annual commercial vehicle sales exceed 200,000 units. In addition, it is the most populous nation in Western Europe with over 82 million people. This affluent, technologically advanced nation has the fifth largest economy world-wide, the largest GDP in Europe and has the largest revenue-generating European radio market as well.

“This is a significant development for WORLDSPACE,” said Noah A. Samara, Chairman and CEO, WORLDSPACE Satellite Radio. “We are very happy to receive authorization for our mobile satellite radio services in Germany. This achievement confirms the remarkable recent trajectory of our business in Europe, and supports our current discussions with potential partners who have large commitments in these markets.

“The German market is a critical market for us. Not only is Germany the largest country in Western Europe with the largest economy, it is home to a number of the world’s leading automobile manufacturers who are very familiar with satellite radio, having already integrated satellite receivers into their vehicle lines for the American market. We are working to extend that experience to their home base.”

WORLDSPACE expects to launch its German satellite radio service shortly after its 2009 service introduction in Italy. The Company expects the funding required to launch its German service to be substantially reduced because of its new plan to use existing in-orbit satellite capacity to serve the Italian, Swiss and German markets. WORLDSPACE is currently in discussions with a number of potential strategic partners who have a strong interest in the German market.

Upon service launch, subscribers throughout Germany will have access to a wide range of exclusive content including commercial-free music as well as news, sports, talk and other entertainment content. WORLDSPACE also expects to provide other services beyond radio including traffic, navigation and personalized content such as music downloads directly from the satellite.

WORLDSPACE expects to obtain similar terrestrial repeater authorizations in other markets in Europe during the course of 2008 and 2009. It recently announced receipt of a repeater license in Switzerland, where approximately 65% of the population speaks German and about 10% speak Italian. In France, the European Telecommunications Standards Institute’s (ETSI) satellite digital radio (SDR) standard, upon which WORLDSPACE’s technology is based, was approved for deployment in the L-band in January 2008, and its licensing process is targeted for later this year. Other European countries are expected to address their licensing processes within a similar timeframe.

WORLDSPACE continues to execute against its business plan for Europe, with numerous milestones achieved. The Company recently selected Delphi to design the first WORLDSPACE satellite radio mobile receivers (aftermarket and OEM) for Europe; Fiat Group Automobiles has signed on as the first manufacturer to install and distribute WORLDSPACE satellite radio in Italy; Telecom Italia has designed and is installing the terrestrial repeater network for Italy; Sodielec has developed and is producing the terrestrial repeaters that comply with the European standard for satellite radio; Fraunhofer IIS is developing the receiver reference design for the radio; and Certicom’s conditional access system has been selected for security of the Company’s broadcast services. WORLDSPACE also participated in the development of the standard for satellite digital radio (SDR) adopted by the European Telecommunications Standards Institute (ETSI) in December 2006.

About WORLDSPACE® Satellite Radio

Based in the Washington, DC metropolitan area, Worldspace, Inc. (NASDAQ: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE® delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN International, RFI and Virgin Radio UK.

WORLDSPACE has two satellites covering two-thirds of the earth’s population with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage areas. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more info, visit http://www.WORLDSPACE.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.